                          SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement  [_] Confidential, For Use of the Commission
                                     only (as permitted by
                                     Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12

                                 THE GAP, INC.
                  -------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                  -------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                                                PROXY

                                                Notice of Annual Meeting
                                                of Gap Inc. Shareholders and
                                                Proxy Statement

                                                May 5, 2000
                                                Gallatin, Tennessee

                                                Gap  Banana Republic  Old Navy

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2000



To Our Shareholders:

The Annual Meeting of Shareholders of The Gap, Inc. (the "Company") will be held at The Gap, Inc.'s Distribution Center located at 200 Gap Boulevard, Gallatin, Tennessee, on Friday, May 5, 2000 at 10:00 a.m., for the following purposes:

1.To elect a Board of Directors;
2.To approve the Company's Executive Management Incentive Cash Award Plan; 3.To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending on February 3, 2001; and 4.To attend to other business properly presented at the meeting.

These items of business are more fully described in the Proxy Statement following this Notice.

You must be a shareholder of record at the close of business on March 10, 2000, to vote at the Annual Meeting. A complete list of shareholders entitled to vote at this meeting will be available for inspection at our offices at One Harrison Street, San Francisco, California. Whether or not you plan to attend the Annual Meeting, please either complete, date, sign and return the enclosed proxy card or vote your shares by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on your proxy card, or via the internet.

If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in "street name" (your shares are held through a broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. Please bring the legal proxy and identification to the meeting. YOU WILL NOT BE ALLOWED TO ATTEND THE MEETING WITHOUT THIS PROOF OF SHARE OWNERSHIP.


By Order of the Board of Directors,

/s/ Anne B. Gust

Anne B. Gust
Secretary
April 3, 2000



Gap  Banana Republic  Old Navy

THE GAP, INC.
ONE HARRISON STREET, SAN FRANCISCO, CALIFORNIA 94105


PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 5, 2000 at 10:00 a.m. at The Gap, Inc.'s Distribution Center located at 200 Gap Boulevard, Gallatin, Tennessee, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 3, 2000.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors;

FOR the approval of the Company's Executive Management Incentive Cash Award Plan; and

FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 3, 2001.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) or a proxy solicitation firm retained by us, may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

Voting Securities and Voting Rights

The only outstanding voting securities of the Company are its shares of common stock, of which 851,577,689 shares were outstanding at the close of business on March 10, 2000. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted at the meeting. All share amounts in this Proxy Statement have been restated to reflect stock splits.

The election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. Approval of the proposal to approve the Company's Executive Management Incentive Cash Award Plan requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Approval ofthe Board of Directors' selection of Deloitte & Touche LLP as independent auditors for the Company requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                                        Proxy 00 01

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees for Election as Directors

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Name, Age, Principal Occupation During Past Five Years and Other Information                         Served as Director Since
------------------------------------------------------------------------------------------------------------------------------
Adrian D. P. Bellamy, 58                                                                                                 1995
------------------------------------------------------------------------------------------------------------------------------
Chairman of Gucci Group NV, luxury accessories and apparel manufacturer and retailer; Director of Reckitt Benckiser plc, The Body
Shop International plc, Shaman Pharmaceuticals Inc. and Williams-Sonoma, Inc. Chairman and Chief Executive Officer of DFS Group
Limited, specialty retailer, 1983-95.

Member of the Compensation and Stock Option Committee
Member of the Corporate Governance Committee


Evan S. Dobelle, 54                                                                                                      1999
------------------------------------------------------------------------------------------------------------------------------
President of Trinity College, Hartford, CT, since 1995. Chancellor of City College of San Francisco, 1990-95.

Member of the Audit and Finance Committee
Member of the Corporate Governance Committee


Millard S. Drexler, 55                                                                                                   1983
------------------------------------------------------------------------------------------------------------------------------
Chief Executive Officer of the Company since 1995, President of the Company since 1987, Chief Executive Officer of the Gap Division since 1987 and Chief Executive Officer of Old Navy Inc. since 1997. Chief Operating Officer of the Company, 1993-95; Chief Executive
Officer of Banana Republic, Inc., 1988-97. Director of Restoration Hardware, Inc. and Apple Computer, Inc.


Donald G. Fisher, 71                                                                                                     1969
------------------------------------------------------------------------------------------------------------------------------
Chairman of the Company since 1969. Chief Executive Officer of the Company, 1969-95. Director of The Charles Schwab Corporation,
Vodafone AirTouch plc and Cornerstone Properties Inc.

Member of the Corporate Governance Committee
(Donald G. Fisher and Doris F. Fisher are husband and wife)


Doris F. Fisher, 68                                                                                                      1969
------------------------------------------------------------------------------------------------------------------------------
Merchandising consultant to the Company.

(Donald G. Fisher and Doris F. Fisher are husband and wife)


Robert J. Fisher, 45                                                                                                     1990
------------------------------------------------------------------------------------------------------------------------------
Executive Vice President of the Company, 1992-99; President of Gap Division 1997-99; Chief Operating Officer of the Company, 1992-93
and 1995-97; and Chief Financial Officer of the Company, 1993-95. Director of Sun Microsystems, Inc.

(Robert J. Fisher is the son of Donald G. and Doris F. Fisher)


Glenda A. Hatchett, 48                                                                                                   1999
------------------------------------------------------------------------------------------------------------------------------
Consultant since 1999. Chief Judge, Fulton County Juvenile Court, Atlanta, Georgia, 1991-99. Director of Columbia/HCA Healthcare
Corporation and The ServiceMaster Company.

Member of the Compensation and Stock Option Committee
Member of the Corporate Governance Committee

Gap  Banana Republic  Old Navy

Steven P. Jobs, 45                                                                                                       1999
------------------------------------------------------------------------------------------------------------------------------
Chief Executive Officer, Apple Computer, Inc., a computer hardware and software company, since 2000; Interim Chief Executive Officer
1997-2000. Chairman, Pixar, a software company, since 1991; Chief Executive Officer since 1986; President since 1995. Chairman and
Chief Executive Officer, NeXT Software, Inc., a software company, from 1985-97. Director of Apple Computer, Inc.

Member of the Corporate Governance Committee


John M. Lillie, 63                                                                                                       1992
------------------------------------------------------------------------------------------------------------------------------
President, Sequoia Associates LLC, private investment firm, since 1998. Chairman, The Epic Team, bicycle and accessory products,
1996-98; and Chairman and Chief Executive Officer of American President Companies, Ltd., transportation company, 1992-95. Director of Consolidated Freightways, Ltd and Walker Interactive Systems, Inc.

Member of the Compensation and Stock Option Committee
Member of the Corporate Governance Committee


Charles R. Schwab, 62                                                                                                    1986
------------------------------------------------------------------------------------------------------------------------------
Chairman and Co-Chief Executive Officer of The Charles Schwab Corporation, financial services firm, since 1997. Chairman and Chief
Executive Officer of The Charles Schwab Corporation, 1986-97. Director of Vodafone AirTouch plc and Siebel Systems, Inc.

Member of the Audit and Finance Committee
Member of the Corporate Governance Committee


Brooks Walker, Jr., 71                                                                                                   1972
------------------------------------------------------------------------------------------------------------------------------
General Partner, Walker Investors, venture capital investment partnership, since 1979. Director of Pope & Talbot, Inc.

Member of the Audit and Finance Committee
Member of the Corporate Governance Committee


Sergio S. Zyman, 54                                                                                                      1997
------------------------------------------------------------------------------------------------------------------------------
President, Z Group, consulting company, since 1998. Senior Vice President and Chief Marketing Officer of The Coca-Cola Company,
1993-98. Director of Netcentives Inc., Launch Media Inc. and CTN Media Group, Inc.

Member of the Audit and Finance Committee
Member of the Corporate Governance Committee

Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on
Form 10-K for the fiscal year ended January 29, 2000.


Information About the Board of Directors and Committees of the Board

The Board of Directors has three standing committees: the Audit and Finance Committee and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company, and the Corporate Governance Committee, which is made up of the non-employee directors and one employee director.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company. The functions of the committee include (i) recommending the engagement of the Company's independent auditors and reviewing with them the plan, scope and results of their audit for each year, (ii) reviewing with the Company's Consulting and Auditing Services department the plan, scope and results of their operations,
(iii) considering and reviewing other matters relating to the financial and accounting affairs of the Company, and (iv) overseeing the Company's Corporate Compliance Program. This committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship that will interfere with the exercise of independent judgment as a committee member. The present members of the Audit and Finance Committee are Messrs. Dobelle, Schwab, Walker (who is Chairman) and Zyman.

The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers, to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan, to grant stock and options to purchase stock to selected employees under the Company's stock plans, to make awards under the Company's annual and long-term incentive plans to key employees, and to make recommendations to the Board concerning the compensation of non-employee directors. This committee is composed exclusively of directors who have not received stock options or awards under the Company's stock plans (except for predetermined, formula-based awards, as described below) for a period of at least one year prior to membership on the committee. The present members of the Compensation and Stock Option Committee are Messrs. Bellamy and Lillie (who is Chairman), and Ms. Hatchett.

                                                        Proxy 02 03

The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications of directors, the size and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, retirement policies of non-employee directors, and succession planning for important Company functions. The present members of the Corporate Governance Committee are Messrs. Bellamy (who is Chairman), Dobelle, Donald Fisher, Jobs, Lillie, Schwab, Walker, and Zyman, and Ms. Hatchett.

During the last fiscal year, the Board of Directors held five meetings, the Compensation and Stock Option Committee held three meetings, the Audit and Finance Committee held three meetings and the Corporate Governance Committee held no meetings. Each director attended at least 75% of the Board meetings and committee meetings on which he or she served.

Compensation of Directors

We do not pay director fees to directors who are employees of the Company or any affiliated company. Directors who are not employees of or consultants to the Company ("non-employee directors") do not receive any form of direct remuneration other than as described below. In addition, we reimburse travel expenses to attend Board and committee meetings. All directors are eligible to receive discounts on Company merchandise.

We pay each of our non-employee directors an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or Committee meeting day missed. Mr. Jobs has elected not to receive the retainer.

Under the Company's Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer on a quarterly basis in exchange for an option to purchase 937 shares of our common stock per quarter. Any such option will have an exercise price which is discounted to reflect the amount of the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Shares issued under the plan will come from treasury shares. Each non-employee director, except for Messrs. Dobelle and Jobs, participated in the plan in fiscal 1999.

Under the Company's 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value; and (ii) each continuing non-employee director automatically receives yearly an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each annual meeting of shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Stock Option Committee is authorized to grant discretionary options to non-employee directors using treasury shares. Mr. Jobs elected not to receive the initial stock option grant.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Directors in office at January 27, 1997 are still eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at the current level (i.e., 75% of $36,000).

In fiscal 1999, Doris Fisher received $24,001 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to its employees generally, except for stock-based compensation and bonus programs.

Gap  Banana Republic  Old Navy

PROPOSAL NO. 2
APPROVAL OF THE COMPANY'S EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN

The Board of Directors has adopted an amended and restated Executive Management Incentive Cash Award Plan (the "Executive MICAP"), subject to shareholder approval. Adoption of the amended and restated Executive MICAP is subject to the approval of a majority of the shares of the Company's common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Background and Reasons for Amendment

Under section 162(m) of the Internal Revenue Code ("Section 162(m)"), the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. The Company can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The Executive MICAP is intended to permit the Company to pay incentive compensation that qualifies as performance-based compensation, thereby permitting the Company to receive a federal income tax deduction for the payment of such incentive compensation.

The Company originally adopted the Executive MICAP in order to provide financial incentives for the Company's eligible officers to meet and exceed the Company's annual financial goals. The primary changes to the Executive MICAP are to (1) add a new performance goal (economic value added) that may be used in making awards, and (2) change the general rule that requires a participant to forfeit his or her award if the participant terminates employment before payment is made in order to permit partial or full awards to be paid to participants who terminate employment due to permanent disability or death.

Description of the Executive MICAP

The following paragraphs provide a summary of the principal features of the Executive MICAP (as amended and restated) and its operation. The Executive MICAP is set forth in its entirety as Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit A.

Purpose of the Executive MICAP

The Executive MICAP is intended to provide financial incentives for the Company's eligible officers to meet and exceed the Company's annual financial goals.

Administration of the Executive MICAP

The Executive MICAP is administered by the Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). The members of the Committee must qualify as "outside directors" under Section 162(m). Subject to the terms of the Executive MICAP, the Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award.

Eligibility to Receive Awards

Eligibility for the Executive MICAP is determined in the discretion of the Committee. In selecting participants for the Executive MICAP, the Committee will choose officers of the Company and its affiliates whose responsibilities significantly influence Company results. For the 2000 fiscal year, there are six participants in Executive MICAP. Participants in future years will be at the discretion of the Committee, but it is currently expected that a similar number of officers will participate each year.

Awards and Performance Goals

Under the Executive MICAP, the Committee will establish (1) a target award for each participant, (2) the performance goals that must be achieved in order for the participant to actually be paid an award, and (3) a formula for calculating a participant's award, depending upon how actual performance compares to the pre-established performance goals. Each participant's target award will be expressed as a percentage of his or her base salary for the fiscal year (as defined). A participant's award will increase or decrease as actual performance increases or decreases. The period for measuring actual performance will be the Company's fiscal year. The Committee may set performance goals that differ from participant to participant. For example, the Committee may choose performance goals based on either a Company-wide or divisional basis and/or a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee.

                                                        Proxy 04 05

There are a total of seven performance measures that may be used by the Committee in setting the performance goals for any fiscal year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: comparable store sales growth, earnings, return on equity, return on net assets, sales volume, total sales, and/or economic value added.

Comparable store sales growth means the Company's or a division's same store net sales growth for the fiscal year in excess of the prior year. Earnings means either (1) operating income of the Company or one of its divisions for a given fiscal year less certain allocated expenses, or (2) income before interest and taxes of the Company or one of its divisions. Return on equity means the Company's or a division's earnings for the fiscal year, expressed as a percentage of the Company's or a division's average shareholders' equity over the fiscal year. Return on net assets means the Company's or a division's earnings for the fiscal year, expressed as a percentage of the Company's or a division's average assets for the fiscal year. Sales volume means the total sales volume per store of the Company or one of its divisions for the fiscal year. Total sales means the Company's or a division's net sales for the fiscal year. Economic value added means the Company's or a division's net operating profit after tax for a specific fiscal year less charges for use of capital assets. At the beginning of each fiscal year, the Committee may determine that one or more significant elements may be excluded from the calculation of any performance goal.

Determination of Actual Awards

After the end of each fiscal year, the Committee will determine the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that was achieved. No award is payable to a participant if the minimum performance level specified by the Committee for the fiscal year is not achieved. In any event, no participant may receive an actual award of more than $5 million for any fiscal year.

The Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. The Committee does not have discretion to increase the award otherwise payable to any participant under the applicable formula. Awards under the Executive MICAP generally will be payable in cash on or about April 1 following the end of the applicable fiscal year. However, if a participant terminates employment before payment is made, the participant will forfeit the unpaid award. The only exception is that if termination of employment is due to disability or death, the Committee has discretion to pay out part or all of the award.

Pro Forma Benefits for the Executive MICAP

Given that payments under the Executive MICAP are determined by comparing actual performance to the performance goals established by the Committee, it is not possible to accurately predict the amount of benefits that will be paid under the Executive MICAP. In March 2000, the Committee set performance goals for the Company's 2000 fiscal year. The performance goals for the 2000 fiscal year provide for a targeted level of achievement for earnings. The following table sets forth the target awards that would be payable to the persons named in the Summary Compensation Table and to all current executive officers as a group, assuming that the performance goals established by the Committee for the 2000 fiscal year are exactly 100% achieved, the participants' salaries remain constant, and the Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that these assumptions actually will occur, and therefore there can be no assurance that the target awards shown below will be paid.

Gap  Banana Republic  Old Navy

Executive MICAP

Name and Position                                                                                                  Dollar Value
-------------------------------------------------------------------------------------------------------------------------------
Millard S. Drexler
President and Chief Executive Officer of the Company                                                                 $1,725,000
-------------------------------------------------------------------------------------------------------------------------------
Donald G. Fisher
Chairman of the Company                                                                                                 302,650
-------------------------------------------------------------------------------------------------------------------------------
John B. Wilson
Chief Operating Officer of the Company                                                                                  425,000
-------------------------------------------------------------------------------------------------------------------------------
Anne B. Gust
Executive Vice President of the Company                                                                                 247,500
-------------------------------------------------------------------------------------------------------------------------------
Charles K. Crovitz
Executive Vice President of the Company                                                                                 225,000
-------------------------------------------------------------------------------------------------------------------------------
All current executive officers as a group                                                                             3,181,650
-------------------------------------------------------------------------------------------------------------------------------
All directors who are not current executive officers (1)                                                                      0
-------------------------------------------------------------------------------------------------------------------------------
All employees who are not current executive officers                                                                          0
-------------------------------------------------------------------------------------------------------------------------------

1. The Company's non-employee directors are not eligible to participate in the Executive MICAP.

Amendment and Termination of the Executive MICAP

The Board of Directors of the Company may amend or terminate the Executive MICAP at any time and for any reason, provided, however, that any amendment shall be subject to shareholder approval if necessary to ensure the Executive MICAP's qualification under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN. Unless a contrary choice is specified, the proxyholders will vote all proxies solicited by the Board of Directors FOR approval of the plan.


PROPOSAL NO. 3

SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending February 3, 2001. Deloitte & Touche LLP has acted as auditors for the Company since 1972. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

                                                               Proxy 06 07

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 10, 2000, to indicate beneficial ownership of the common stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Name of Beneficial Owner                Shares Beneficially Owned (1)  Additional Notes   Percent of Class
------------------------------------------------------------------------------------------------------------

Directors and Executive Officers
------------------------------------------------------------------------------------------------------------
Adrian D. P. Bellamy                                           93,699                --                   *
------------------------------------------------------------------------------------------------------------
Charles K. Crovitz                                            303,753                --                   *
------------------------------------------------------------------------------------------------------------
Evan S. Dobelle                                                     0                --                 --
------------------------------------------------------------------------------------------------------------
Millard S. Drexler                                         10,896,612                (2)               1.3%
------------------------------------------------------------------------------------------------------------
Donald G. Fisher                                                                     (3)                (3)
and Doris F. Fisher                                       180,629,707                (3)          21.2% (3)
------------------------------------------------------------------------------------------------------------
Robert J. Fisher                                           53,441,508             (4, 5)               6.3%
------------------------------------------------------------------------------------------------------------
AnneB. Gust                                                   292,208                --                   *
------------------------------------------------------------------------------------------------------------
Glenda A. Hatchett                                              4,598                --                   *
------------------------------------------------------------------------------------------------------------
Steven P. Jobs                                                      0                --                 --
------------------------------------------------------------------------------------------------------------
John M. Lillie                                                 42,549                (6)                  *
------------------------------------------------------------------------------------------------------------
Charles R. Schwab                                             102,151                (7)                  *
------------------------------------------------------------------------------------------------------------
Brooks Walker, Jr.                                            439,124                (8)                  *
------------------------------------------------------------------------------------------------------------
John B. Wilson                                                169,366                --                   *
------------------------------------------------------------------------------------------------------------
Sergio S. Zyman                                                21,033                (9)                  *
------------------------------------------------------------------------------------------------------------
All directors and executive officers as a group
(16 persons)                                              246,436,308               (10)              28.8%
------------------------------------------------------------------------------------------------------------
Certain Other Beneficial Holders
------------------------------------------------------------------------------------------------------------
John J. Fisher                                             55,197,326               (11)               6.5%
------------------------------------------------------------------------------------------------------------
AXA Assurances I.A.R.D. Mutuelle, AXA Assurances
Vie Mutuelle, AXA Counseil Vie Assurance Mutuelle,
AXA Courtage Assurance Mutuelle, AXA,
AXA Financial, Inc.                                        49,335,222               (12)               5.8%
------------------------------------------------------------------------------------------------------------

* Indicates ownership of less than 1% of the outstanding shares of the Company's common stock.

1. Shares issuable upon exercise of stock options that are exercisable within 60 days after March 10, 2000 are treated as beneficially owned as follows: Mr. Bellamy, 61,299; Mr. Crovitz, 227,475; Mr. Drexler, 1,180,237; Mr. Robert Fisher, 1,147,500; Ms. Gust, 274,050; Ms. Hatchett, 4,216; Mr. Lillie,
   20,799; Mr. Schwab, 74,799; Mr. Walker, 74,799; Mr. Wilson, 168,750; Mr.
   Zyman, 20,799; and all directors and executive officers as a group, 3,254,723.

2. Includes 281,250 shares held by the Peggy and Millard Drexler Family Foundation of which Mr. Drexler disclaims beneficial ownership. Also includes 1,000,000 shares held in a Grantor Retained Annuity Trust (GRAT).

Gap  Banana Republic  Old Navy

3. Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of and a merchandising consultant to the Company. Their address is the same as that shown for the Company on the first page of this Proxy Statement. In the table shown above, the 180,629,707 shares beneficially owned by Donald G. Fisher and Doris F. Fisher are beneficially owned by both of them, except that Mrs. Fisher has no voting or dispositive power over 663,384 of such shares. Of the shares shown, 65,047,440 shares are held as community property and 86,000,000 are held in a partnership. The remainder of the shares are held by the Fishers as trustees for various foundations and trusts. Amounts shown include 663,384 shares held by the D2F2 Foundation, beneficial ownership of which is disclaimed. Amounts shown exclude shares held directly or indirectly by the Fishers' three adult sons, beneficial ownership of which is disclaimed.

4. Includes shares as to which restrictions have not lapsed which were granted under the Company's Management Incentive Restricted Stock Plan and/or the 1996 Stock Option and Award Plan.

5. Includes 1,577,475 shares held jointly by Robert Fisher and his spouse and 26,642,015 shares held by Robert Fisher as trustee under certain trusts. Robert Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

6. Includes 21,750 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power.

7. Includes 3,375 shares owned by Mr. Schwab's spouse and 200 shares owned by a trust for which Mr. Schwab is the trustee.

8. Includes 182,800 shares owned by the Brooks Walker, Jr. Charitable Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment power.

9. Includes 234 shares held by Mr. Zyman's minor children.

10.Reflects the information in the footnotes set forth above.

11.Includes 26,642,015 shares held by John Fisher as trustee under certain trusts. John Fisher's address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

12.The address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie
   Mutuelle is 21, rue de Chateaudun, 75009 Paris France. The address of AXA Counseil Vie Assurance Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense France. The address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris France. The address of AXA is 9 Place Vendome, 75001 Paris France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. Each entity listed, except AXA Financial, Inc., indicates that it has sole voting power over 22,846,961 shares, shared voting power over 11,802,947 shares, sole dispositive power over 49,262,520 shares and shared dispositive power over 72,702 shares. AXA Financial, Inc. indicates that it has sole voting power over 22,659,461 shares, shared voting power over 11,802,947 shares, sole dispositive power over 49,075,020 shares, and shared dispositive power over 72,702 shares. AXA Financial, Inc. indicates that its aggregate amount beneficially owned is 49,147,722 shares. This disclosure is based on information contained in a report as of December 31, 1999 on Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended.

                                                        Proxy 08 09

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table sets forth for the periods presented compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in the fiscal year ended January 29, 2000. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.

Summary Compensation Table

                                                                                   Annual Compensation
                                                   ---------------------------------------------------

Name and                                                                                 Other Annual
Principal Position                    Fiscal Year   Salary ($)         Bonus ($)  Compensation ($)(1)
------------------------------------------------------------------------------------------------------
Millard S. Drexler                           1999  $2,154,084         $5,672,500             $ 13,618
President and Chief Executive                1998   1,976,870          5,335,000                    0
Officer of the Company                       1997   1,882,928          1,615,000                    0
------------------------------------------------------------------------------------------------------
Donald G. Fisher                             1999     566,570            572,400                    0
Chairman of                                  1998     532,655            539,500                    0
the Company                                  1997     499,274            425,000                    0
------------------------------------------------------------------------------------------------------
John B. Wilson                               1999     848,848          2,012,500              207,883
Chief Operating Officer                      1998     721,926          1,537,074                  462
of the Company                               1997     626,794            531,250              156,030
------------------------------------------------------------------------------------------------------
Anne B. Gust                                 1999     466,925            752,000                    0
Executive Vice President                     1998     385,924            605,950                    0
of the Company                               1997     312,942            192,383                    0
------------------------------------------------------------------------------------------------------
Charles K. Crovitz                           1999     436,063            706,000                4,959
Executive Vice President                     1998     395,745            613,500                    0
of the Company (4)
------------------------------------------------------------------------------------------------------

Summary Compensation Table

                                                    Long-Term Compensation Award
                                                    -------------------------------
                                                                          Securities
Name and                                            Restricted Stock      Underlying            All Other
Principal Position                    Fiscal Year         Awards ($)  Options (#)(2)  Compensation ($)(3)
---------------------------------------------------------------------------------------------------------
Millard S. Drexler                           1999                 $0         120,000             $ 20,494
President and Chief Executive                1998                  0       5,402,250              492,896
Officer of the Company                       1997                  0         405,000              244,712
---------------------------------------------------------------------------------------------------------
Donald G. Fisher                             1999                N/A             N/A                7,649
Chairman of                                  1998                N/A             N/A              866,244
the Company                                  1997                N/A             N/A              492,278
---------------------------------------------------------------------------------------------------------
John B. Wilson                               1999                  0          75,000                5,501
Chief Operating Officer                      1998                  0         452,250               10,443
of the Company                               1997                  0       1,350,000                8,800
---------------------------------------------------------------------------------------------------------
Anne B. Gust                                 1999                  0          75,000                6,361
Executive Vice President                     1998                  0         311,625               13,771
of the Company                               1997                  0         317,250                8,311
---------------------------------------------------------------------------------------------------------
Charles K. Crovitz                           1999                  0          31,500                6,186
Executive Vice President                     1998                  0         379,125                7,653
of the Company (4)
---------------------------------------------------------------------------------------------------------

1. While the named executive officers enjoy certain perquisites, for fiscal years 1997, 1998 and 1999 these did not exceed the lesser of $50,000 or 10% of each executive officer's salary and bonus, except for perquisites of Mr. Wilson in 1999 and 1997. The amount listed in 1999 for Mr. Drexler and Mr. Crovitz represent tax gross-up payments. The amount listed for Mr. Wilson in 1999 includes $2,182 for tax gross-up payments and $167,178 for forgiveness of interest on an interest free loan. The amount listed for Mr. Wilson in 1998 represents tax gross-up payments in connection with the reimbursement of relocation expenses. The amount listed for Mr. Wilson in 1997 includes, among other things, amounts paid to Mr. Wilson in connection with his relocation as follows: $42,308 for temporary housing, $41,856 for tax gross-up payments in connection with the reimbursement for temporary housing, and $43,562 for closing costs.

2. Donald Fisher does not participate in the Company's stock option plan. Stock option awards have been adjusted to reflect stock splits.

3. These amounts include earnings over 120% of applicable federal long-term rate in accordance with Securities and Exchange Commission rules on deferred compensation credited, but not paid or payable, during the fiscal year under the Company's Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows:
   Mr. Drexler, $14,035 for 1999, $486,184 for 1998, and $238,520 for 1997; Mr.
   Donald Fisher, $1,097 for 1999, $858,892 for 1998, and $486,109 for 1997; Mr.
   Wilson, $199 for 1999, $2,043 for 1998, and $477 for 1997; Ms. Gust $1,125
   for 1999, $7,965 for 1998, and $1,617 for 1997; and Mr. Crovitz, $136 for
   1999 and $1,138 for 1998. All remaining amounts shown represent the Company's contributions to the Company's GapShare 401(k) Plan.

4. Mr. Crovitz became an executive officer in September 1998.



Gap  Banana Republic  Old Navy

Stock Options

The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table. All stock option awards in the following tables and elsewhere in this Proxy Statement have been adjusted to reflect stock splits.

Option Grants In Last Fiscal Year
---------------------------------------------------------------------------------------------------------------
Individual Grants
---------------------------------------------------------------------------------------------------------------
                                                        Percent of Total
                                           Number of     Options Granted                            Market Price
                               Securities Underlying        to Employees             Exercise or        On Grant
Name                        Options Granted (#)(1,2)      in Fiscal Year    Base Price ($/Sh)(3)  Date ($/Sh)(3)
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Millard S. Drexler                           120,000               1.0%          $44.4375          $44.4375
---------------------------------------------------------------------------------------------------------------
Donald G. Fisher                                 N/A                N/A               N/A               N/A
---------------------------------------------------------------------------------------------------------------
John B. Wilson                                75,000               0.6%           44.4375           44.4375
---------------------------------------------------------------------------------------------------------------
Anne B. Gust                                  75,000               0.6%           44.4375           44.4375
---------------------------------------------------------------------------------------------------------------
Charles K. Crovitz                            31,500               0.3%           44.4375           44.4375
---------------------------------------------------------------------------------------------------------------

Option Grants In Last Fiscal Year
----------------------------------------------------------------
Individual Grants
----------------------------------------------------------------
                                                    Grant Date
Name                        Expiration Date (4)   Value ($)(5)
----------------------------------------------------------------
Millard S. Drexler                     3/29/09      $2,482,284
----------------------------------------------------------------
Donald G. Fisher                           N/A             N/A
----------------------------------------------------------------
John B. Wilson                         3/29/09       1,342,395
----------------------------------------------------------------
Anne B. Gust                           3/29/09       1,342,395
----------------------------------------------------------------
Charles K. Crovitz                     3/29/09         563,806
----------------------------------------------------------------

1. 50% of the options listed vest on March 29, 2002 and the remaining 50% vest on March 29, 2003.

2. Under the terms of the Company's 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options. Donald Fisher does not participate in the Company's stock option plans.

3. Average of high and low stock prices for the Company's common stock as reported in NYSE - Composite Transactions for the date of grant.

4. All options granted in fiscal 1999 were granted for a term of ten years, subject to termination 90 days following termination of employment in certain events.

5. This column represents the present value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following assumptions: stock price volatility of 35%; dividend yield of 0.21%; 4.78 to 6.24-year expected option terms; 6.59% to 6.73% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see Note G in the Notes to Consolidated Financial Statements in the Company's Annual Report to Shareholders for the fiscal year ended January 29, 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
---------------------------------------------------------------------------------------------------------------------------------
                                                                              Number of Securities           Value of Unexercised
                                                                            Underlying Unexercised                   In-the-Money
                          Shares Acquired                                    Options at FY-End (#)          Options at FY-End ($)
Name                      on Exercise (#)          Value Realized ($)    Exercisable/Unexercisable  Exercisable/Unexercisable (1)
---------------------------------------------------------------------------------------------------------------------------------
Millard S. Drexler               168,750                  $ 6,541,016       775,237 / 19,629,750     $29,397,047 / $655,605,560
---------------------------------------------------------------------------------------------------------------------------------
Donald G. Fisher (2)                   0                            0                      0 / 0                          0 / 0
---------------------------------------------------------------------------------------------------------------------------------
John B. Wilson                   432,000                   17,441,610              0 / 2,214,750                 0 / 68,664,781
---------------------------------------------------------------------------------------------------------------------------------
Anne B. Gust                       7,425                      296,038          125,550 / 811,875         4,716,606 / 21,140,594
---------------------------------------------------------------------------------------------------------------------------------
Charles K. Crovitz                     0                            0          146,475 / 599,625         5,527,772 / 14,785,595
---------------------------------------------------------------------------------------------------------------------------------

1. Represents the difference between the closing price of the Company's Common Stock on January 28, 2000 ($44.375) and the exercise price of the options.

2. Donald Fisher does not participate in the Company's stock option plans.

                                                        Proxy 10 11

Compensation Committee Interlocks and Insider Participation

During the fiscal year 1999, the Compensation and Stock Option Committee of the Board of Directors consisted of Messrs. Bellamy and Lillie and Ms. Hatchett, all of whom were non-employee directors.

Report of Compensation Committee on Executive Compensation

The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers.

Compensation Philosophy

The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to provide a competitive advantage to the Company and rewards to the executives based both on the Company's performance and on the individual's contribution to the Company. Corporate and divisional performance are evaluated by reviewing the extent to which financial and strategic goals are met, including such factors as profitability and sales growth. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

The Company's compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to the longer-term return realized by the Company's shareholders.

There are three main components in the Company's executive compensation program:

 .  Base Salary

 .  Annual Incentives

 .  Long-Term Incentives

Base Salary

Executive officers' salaries have been targeted above the average rates paid by competitors to enable the Company to attract and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking employees and that, therefore, these rates are necessary to retain key officers and other professionals. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading "Performance Graph." Thus, in reviewing the 1999 salaries for executive officers, the Committee examined market data and salary increase surveys for specialty retail, consumer/branded goods and general industry groups which were prepared by national consulting companies. Salaries were adjusted based on actual individual job performance and/or changes in duties and responsibilities.

Mr. Drexler's base salary for fiscal year 1999 was $2.175 million, representing an increase of 6% over the prior year. In setting the Chief Executive Officer's 1999 salary, the Committee considered the Company's 1998 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 1998 performance was judged by the Committee to be above expectations and very good compared to industry/competitor results. The Committee reviewed in detail Mr. Drexler's achievement of his 1998 goals and his individual contributions to the Company. The Committee concluded that he had achieved his 1998 goals and had provided a leadership role in achieving the Company's three strategic priorities for 1998: growing earnings and improving the return on investments, developing employees and strengthening the brands. The Committee also considered Mr. Drexler's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the shareholders. The Committee believes that Mr. Drexler has continued to provide the leadership and vision that he has provided throughout his 16-year tenure as a Company executive, during which, on a compounded annual growth basis, the Company's net earnings increased by 28%, net sales by 22% and market value by 41%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

Gap  Banana Republic  Old Navy

Annual Incentive Bonus

Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan ("Executive MICAP"), in which executive officers are measured solely on Company performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the 1999 guidelines adopted by the Committee, executive officers were eligible to receive between 12% and 120% of their salary as a bonus, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which earnings goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

The Company's 1999 performance was judged by the Committee to be above expectations. The Company achieved record earnings and surpassed its financial goals for the year. The Chief Executive Officer was eligible to receive between 20% and 120% of his base salary as a bonus under the 1999 guidelines adopted by the Committee. No bonus would have been paid to Mr. Drexler if threshold goals were not met. Because the Company significantly exceeded its goals and achieved superior results, the actual bonus received by Mr. Drexler was 120% of his base pay.

The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

Long-Term Incentives

Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by delivering a significant portion of total compensation opportunity through both stock options and through a cash performance plan with multi-year overlapping performance cycles. This compensation program is designed to focus on Company performance.

The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group beneficially own approximately 22.6% of the outstanding shares of common stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, beneficially owns jointly with his wife Doris Fisher approximately 21.2% of the outstanding shares.

Long-Term Performance Plan

In order to emphasize its compensation philosophy oriented to longer-term results, the Company has an Executive Long-Term Cash Award Performance Plan ("ELCAPP"), in which officers are measured and compensated on Company and/or business unit performance targets. Typically, a three-year performance cycle is established each year, with participants receiving a cash payout if certain minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. As a pay-for-performance plan, ELCAPP is intended to motivate and reward officers by directly linking the amount of any cash bonus to specific corporate and/or divisional long-term financial goals. Typically, specific measurements are chosen each year for each successive three-year cycle. The types of measurements considered include earnings, return on equity, return on net assets, return on invested capital, sales volume and total sales. Threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential amounts of officer bonuses are reviewed and approved by the Committee in the first quarter of each fiscal year. Under the guidelines adopted by the Committee, officers will be eligible to receive between 15% and 150% of their three-year average salary as a bonus, depending on actual performance compared to target goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the extent to which goals were achieved and the grade level of the officer. No bonus is paid if threshold goals are not met.

ELCAPP was established in 1996, with the first cycle comprising fiscal years 1996-1998. The Company's performance for the 1997-1999 cycle was judged by the Committee to exceed expectations, with financial results surpassing goals for the three-year cycle.

The Committee believes that the ELCAPP program provides an excellent link between long-term results and financial incentives paid to executives. Because of the Company's superior results, Mr. Drexler received a bonus of 150% of the average of his salary over the three-year cycle.

                                                        Proxy 12 13

Stock Option and Award Plan

The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. It has been the Committee's practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Generally, the options vest in three years or more from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted stock options and has done so when it was deemed necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

In order to determine the appropriate number of options to be granted to its executive officers in 1999, the Company considered competitive practices for a wide array of companies in a large number of industries. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 1999 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares (high, medium, low) for each eligible employee's level. Actual shares awarded were based on the eligible employees' yearly individual performance evaluation.

In 1999, Mr. Drexler was granted an option to purchase 120,000 shares. The shares become exercisable in three and four years from the date of grant. This grant is consistent with the Committee's philosophies of increasing shareholder value and including at-risk compensation as a significant part of an executive's overall compensation.

Impact of Section 162(m) of the Internal Revenue Code

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that the Company's preference is to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Company's compensation plans generally have been designed to permit the Committee to grant awards (other than restricted stock and discounted stock options) which qualify for deductibility under Section 162(m).

To allow for maximum deductibility of base salaries, those named executive officers whose base salaries exceed the $1,000,000 limit have in the past deferred that portion of their compensation above the limit under the Company's deferred compensation plans.

John M. Lillie (Chairman)
Adrian D. P. Bellamy
Glenda A. Hatchett

Gap  Banana Republic  Old Navy

Performance Graph

The graph below compares the percentage changes in the Company's cumulative total shareholder return* on its common stock for the five-year period ended January 29, 2000, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers All Specialty Index.

Total Return to Stockholders
(Assumes $100 investment on 01/28/1995)

[GRAPH]

Total Return Analysis
-----------------------------------------------------------------------------------------------------------------
                                      01/28/1995   02/03/1996   02/01/1997   01/31/1998   01/30/1999   01/29/2000
-----------------------------------------------------------------------------------------------------------------
Gap Inc.                             $    100.00  $    147.99  $    178.70  $    365.98  $    905.30  $    947.41
-----------------------------------------------------------------------------------------------------------------
Dow Jones Retailers
All Specialty Index                  $    100.00  $    105.43  $    125.11  $    190.46  $    331.55  $    308.13
-----------------------------------------------------------------------------------------------------------------
S&P 500                              $    100.00  $    139.26  $    174.41  $    221.17  $    286.88  $    316.56
-----------------------------------------------------------------------------------------------------------------

*Total return assumes quarterly reinvestment of dividends.

Source: Carl Thompson and Associates / (800) 959-9677. Data from Bloomberg Financial Markets and Dow Jones Total Return Indices.

Employment Contracts

In December 1998, the Company entered into an income continuation agreement with John B. Wilson. Under the terms of the agreement, if the Company decides to significantly decrease Mr. Wilson's level of responsibilities, the Company will provide him with continued employment for two years. Subject to certain exceptions, during the two-year period, Mr. Wilson will continue to receive his latest base salary and will continue to participate in other standard Company benefits, as well as certain Executive MICAP and ELCAPP payouts. At the start of any such two-year period, 50% of the options that vest during the two-year period will be decelerated to vest at the end of the two-year period.

Other Reportable Transactions

The Company has an agreement with Fisher Development, Inc. ("FDI"), a company which is wholly owned by Robert S. Fisher (and his immediate family), the brother of Donald G. Fisher, the Chairman and a principal shareholder of the Company. The agreement sets forth the terms under which FDI may act as a general contractor in connection with the Company's construction activities. During the 1999 fiscal year, FDI supervised the construction of new store leasehold improvements for 547 stores and expansions and remodels of 123 stores. The total amount paid for such construction was approximately $485.3 million, including profit and overhead costs of approximately $46.9 million paid by the Company to FDI relating to this construction. This relationship is reviewed annually by the Audit and Finance Committee of the Board of Directors.

Robert J. Fisher, an adult son of Donald G. and Doris F. Fisher, was employed as Executive Vice President of the Company and President of Gap Division during part of the 1999 fiscal year, but ceased to hold those positions prior to the end of the fiscal year. Robert J. Fisher remains a director of the Company.

                                                        Proxy 14 15

Pursuant to the Company's Relocation Loan Plan, the Company made a $550,000 loan to Mr. Wilson on November 30, 1996 at the interest rate of 3% per year, secured by a second deed of trust on his home and by the stock and options granted to him under the Company's 1996 Stock Option and Award Plan. Mr. Wilson paid off this loan on January 10, 2000.

In 1999, the Company made a $3,000,000 loan to Mr. Wilson at no interest, secured by a third deed of trust on his home and by the stock options granted to him under the Company's 1996 Stock Option and Award Plan. The loan will be payable in five equal annual installments beginning in 2005, or earlier upon termination of employment.

OTHER BUSINESS

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation matters about which the proponent failed to notify the Company on or before February 19, 2000, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. The Company believes that one shareholder may propose at the meeting that the Company adopt a "direct-stock-purchase (DSP) and dividend reinvestment plan (DRIP)". This proposal was presented to the Company last year and has not been included in this Proxy Statement in reliance upon Securities and Exchange Commission rules. If such proposal is properly brought before the meeting, the proxyholders intend to use their discretionary authority to vote against the proposal. The Company's management is not aware of any other matters that may be presented for consideration at the meeting.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the Company's Annual Meeting in 2001 must be received by the Company on or before December 7, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Proposals must be addressed to the Company's Secretary at One Harrison Street, San Francisco, California 94105.

In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at the Company's Annual Meeting in 2001 as to which the proponent fails to notify the Company on or before February 18, 2001 (one year after 45 days prior to the date on which this Proxy Statement was first mailed to shareholders). Notifications must be addressed to the Company's Secretary at One Harrison Street, San Francisco, California 94105.

By Order of the Board of Directors,

/s/ Anne B. Gust

Anne B. Gust
Secretary

Gap  Banana Republic  Old Navy

EXHIBIT A

THE GAP, INC.: EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN

(JANUARY 25, 2000 AMENDMENT AND RESTATEMENT)

1.  Purpose of the Plan

The purpose of the Executive Management Incentive Cash Award Plan (the "Plan") is to provide financial incentives for certain of the Company's officers to meet and exceed the Company's annual financial goals. The Plan is intended to qualify as "performance-based compensation" under Code section 162(m).

2.  Definitions

2.1 "Affiliated Company" means any company controlling, controlled by, or under common control with the Company.

2.2 "Award" means a cash award pursuant to the provisions of the Plan.

2.3 "Base Salary" means, as to a Fiscal Year, a Participant's average actual annual salary rate during the Fiscal Year, based on the numbers of days at each actual salary rate, but assuming that the actual salary rate in effect immediately after focal review in the Spring of each Fiscal Year had been in effect on the first day of the Fiscal Year. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

2.4 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.5 "Committee" means the Compensation and Stock Option Committee of the Company's Board of Directors, or any other Committee appointed by the Board pursuant to Section 3 of the Plan.

2.6 "Company" means The Gap, Inc., a Delaware corporation.

2.7 "Comparable Store Sales Growth" means the Company's or a division's same store net sales growth for the Fiscal Year in excess of the prior year.

2.8 "Determination Date" means, as to a Fiscal Year, the latest date possible which will not jeopardize the Plan's qualification as "performance-based compensation" under Code section 162(m).

2.9 "Earnings" shall mean either: (i) operating income of the Company or one of its divisions for a given Fiscal Year less certain allocated expenses (e.g., headquarters, distribution centers, etc.); or (ii) income before interest and taxes of the Company or one of its divisions; provided that prior to the Determination Date the Committee shall determine (1) whether Earnings will be measured under clause (i) or (ii), and (2) whether any significant adjustments should be made to the calculation. Non-recurring or unusual expenses shall be excluded from the calculation of Earnings.

2.10 "Economic Value Added" means the Company's or a division's Net Operating Profit After Tax (NOPAT) for a given Fiscal Year less Capital Charges. NOPAT means net operating income after taxes. NOPAT for a division includes direct revenues and expences, but also may include an allocation for shared costs for applicable Information Technology, Distribution, and other services from which the division benefits. Captial Charges means the Company's or a division's Capital Balances multiplied by the Weighted Average Cost of Capital. Divisional Capital Balances include division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and shared liabilities. Total Company Capital Balances includes most assets, the present value of operating leases less most non-interest bearing liabilities. The Committee (prior to the Determination Date) determines the measuresof NOPAT, and Capital Balances.

2.11 "Fiscal Year" means the 2000 fiscal year of the Company and each succeeding fiscal year of the Company.

2.12 "Officer" means an officer (whether or not a member of the Company's Board of Directors) employed by the Company or any Affiliated Company.

2.13 "Participant" means as to any Fiscal Year, an Officer who has been selected by the Committee for participation in the Plan for such Fiscal Year.

                                                        Proxy 16 17

2.14 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant for a Fiscal Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Comparable Store Sales Growth, (b) Earnings, (c) Return on Equity, (d) Return on Net Assets, (e) Sales Volume, (f) Total Sales, and (g) Economic Value Added. As determined in the discretion of the Committee, the Performance Goals for any Fiscal Year may differ from Participant to Participant, relate to performance on a Company-wide or divisional basis, and/or provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee. For each Fiscal Year, the Performance Goals applicable to each Participant shall be set forth in writing on or prior to the Determination Date.

2.15 "Return on Equity" means the Company's or a division's Earnings for the Fiscal Year expressed as a percentage of the Company's or a division's average shareholders' equity over the Fiscal Year.

2.16 "Return on Net Assets" means the Company's or a division's Earnings for the Fiscal Year expressed as a percentage of the Company's or a division's average assets over the Fiscal Year.

2.17 "Sales Volume" means the total sales volume per store of the Company or one of its divisions for the Fiscal Year.

2.18 "Termination of Employment" means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

2.19 "Total Sales" means the Company's or a division's net sales for the Fiscal Year.

2.20 "Weighted Average Cost of Capital" (or "WACC") means the weighted average of the Company's cost of debt and cost of capital. The weighting is determined by comparing the balance of the Company's debt (aquired debt plus capitalized leases) to the balance of the Company's equity based upon market value (rather than book value).

3.  Administration of the Plan

3.1 The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company's Board of Directors, who shall be appointed and serve at the pleasure of the Company's Board of Directors. No member of the Company's Board of Directors who is not an "outside director" under Code section 162(m) shall serve on the Committee.

3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants, and to determine the target Award levels, the times when Awards will be granted, and the Performance Goals which must be achieved prior to payment of any Awards. For each Fiscal Year, all actions by the Committee shall be taken by the Determination Date.

3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.  Eligibility and Participation

The Plan is designed for Officers whose responsibilities significantly influence Company results. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Fiscal Year basis and in the sole discretion of the Committee. Thus, an Officer who is selected for participation in a given Fiscal Year is in no way guaranteed to be selected for participation in any subsequent Fiscal Year or Fiscal Years.

Gap  Banana Republic  Old Navy

5.  Determination of Awards

5.1 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award expressed as a percentage of Base Salary. The maximum percentage of Base Salary that may be assigned to any Participant is 100%.

5.2 On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. Each payout formula or table shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's target Award if the Performance Goals for the Fiscal Year are achieved, and (d) provide for an actual Award greater than or less than the Participant's target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

5.3 After the end of each Fiscal Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Fiscal Year were achieved or exceeded. The actual Award for each Participant shall be determined by applying the formula established pursuant to Section 5.2 of the Plan to the level of actual performance that has been certified by the Committee. However, each Participant's actual Award (if any) shall be subject to the maximum provided in Section 6.

5.4 No Awards shall be paid to a Participant for a Fiscal Year unless at least the minimum actual performance for the Fiscal Year specified by the Committee pursuant to Section 5.2 of the Plan is achieved.

5.5 The Committee, in its sole discretion, may eliminate any Participant's Award, or reduce it below that which otherwise would be payable in accordance with the Plan.

6.  Maximum Award Payable

For any Fiscal Year, the maximum Award payable to any Participant under the Plan shall be $5,000,000.

7.  Payment of Award

7.1 Except as provided in Section 7.2 of the Plan or as otherwise determined by the Committee, payment of Awards (if any) for a Fiscal Year will be made in cash or its equivalent on or about April 1st following the end of the Fiscal Year.

7.2 Unless otherwise specifically determined by the Committee, a Participant actually will be entitled to payment of an Award only if the Participant is an Officer on the date of payment (and except to the limited extent provided in the following sentence). If, after the completion of a Fiscal Year, a Participant incurs a Termination of Employment due to death or permanent disability, the Participant still shall be entitled to the payment of any Award for such Fiscal Year otherwise payable to the Participant (subject to Section 5.5). In the event an Award is payable to a Participant subsequent to the Participant's death, such payment shall be made to the Participant's estate.

7.3 The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

7.4 Each Award shall be payable solely from the general assets of the Company. Each Participant's right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

8.  Employment Rights

Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

9.  Effect on Other Plans

The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company's Board of Directors from establishing any other forms of incentive compensation for Officers.

10. Amendment, Suspension or Termination of the Plan

The Board, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code section 162(m) as "performance-based compensation", any such amendment shall be subject to stockholder approval.

                                                        Proxy 18 19

11. Effective Date

The Plan originally was effective as of March 21, 1995. This amended and restated Plan is effective as of January 25, 2000, subject to the approval of the Plan by a majority of the shares of the common stock of the Company that are present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Shareholders.

Gap  Banana Republic  Old Navy

THIS PAGE INTENTIONALLY LEFT BLANK

                                       PROXY

                                       Notice of Annual Meeting of Shareholders

                                       (C) GAP INC. 2000


                                       Gap  Banana Republic  Old Navy

One Harrison Street SF CA 94105 // 650 952 4400 // gapinc.com
PRINTED ON RECYCLED PAPER

ANNUAL MEETING OF SHAREHOLDERS
Friday, May 5, 2000 Gallatin, Tennessee
10:00 a.m. Local Time


Admission Ticket
This is your admission ticket to the 2000 Annual Meeting of Shareholders of The Gap, Inc.

Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named on the reverse side of this card.

Attendance will be limited to shareholders only.


Gap Inc.

-------------------------------------------------------------------------------

PROXY                                                            Gap Inc.
-------------------------------------------------------------------------

Annual Meeting of Shareholders -- May 5, 2000
Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Millard Drexler, Heidi Kunz and Anne Gust, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2000 at 10:00 a.m. local time in Gallatin, Tennessee, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT -- This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE,
                                    ---
FOR PROPOSAL 2, FOR PROPOSAL 3, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY
---             ---
PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.


See reverse for voting instructions.

                                                             COMPANY #
                                                             CONTROL #
There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE
 . Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on May 4, 2000.
 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above.
 . Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/gps/ -- QUICK *** EASY *** IMMEDIATE
 . Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00
  p.m. on May 4, 2000.
 . You will be prompted to enter your 3-digit Company Number and your 7-digit
  Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Gap, Inc., c/o Shareowner Services/SM/, P.O. Box 64873, St. Paul, MN 55164-0873.




If you vote by Phone or Internet, please do not mail your Proxy Card
                              [arrow] Please detach here [arrow]


The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1. Election of
directors:
01 Adrian D. P. Bellamy
02 Evan S. Dobelle
03 Millard S. Drexler
04 Donald G. Fisher
05 Doris F. Fisher
06 Robert J. Fisher
07 Glenda A. Hatchett
08 Steven P. Jobs
09 John M. Lillie
10 Charles R. Schwab
11 Brooks Walker, Jr.
12 Sergio S. Zyman

[ ] Vote FOR
    all nominees
    (except as marked)

[ ] Vote WITHHELD
    from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

[                        ]

2. Approve the Executive Management Incentive Cash Award Plan.
[ ] For      [ ] Against      [ ] Abstain

3. Ratify the appointment of Deloitte & Touche LLP as independent auditors.
[ ] For      [ ] Against      [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---

Address Change? Mark Box [ ]
Indicate changes below:                            Date:_____________ , 2000


                [                   ]
                Signature(s) in Box
                NOTE: Please sign exactly as your name(s) appear hereon.
                Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.